As filed with the Securities and Exchange Commission on June 10, 2013
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT Under the Securities Act of 1933

LIBERTY GLOBAL PLC
(Exact Name of Registrant as Specified in its Charter)

England and Wales (State or other jurisdiction of incorporation or organization)	4841 (Primary Standard Industrial Classification code number)	98-1112770 (I.R.S. Employer Identification No.)

12300 Liberty Boulevard Englewood, CO 80112 (303) 220-6600	38 Hans Crescent London SW1X 0LZ United Kingdom +44.20.7190.6449
LIBERTY GLOBAL, INC. 2005 INCENTIVE PLAN
(Full title of plan)
Bryan H. Hall, Esq. Executive Vice President Liberty Global plc 38 Hans Crescent London SWIX 0LZ United Kingdom +44.20.7190.6449
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Copy to:
Robert W. Murray Jr. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112-4998 (212) 408-2500
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒                    Accelerated Filer☐ Non-accelerated filer☐                        Smaller reporting company☐
                                                                                                          (Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
In respect of assumed stock options and stock appreciation rights: class A ordinary shares, $.01 nominal value per share	4,549,207(2)	$47.68(3)	$216,906,189.76	$134,672.26(8)
In respect of assumed stock options and stock appreciation rights: class C ordinary shares, $.01 nominal value per share	4,541,931(2)	$45.40(3)	$206,203,667.40
In respect of assumed restricted and performance stock units and additional shares issuable under the plan listed above: class A ordinary shares, $.01 nominal value per share	4,012,684(4)	$72.56(5)	$291,160,351.04
In respect of assumed restricted and performance stock units and additional shares issuable under the plan listed above: class C ordinary shares, $.01 nominal value per share	4,012,683(6)	$68.05(7)	$273,063,078.15

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be issued pursuant to the 2005 Incentive Plan after the operation of any anti-dilution and other provisions of such plan.

(2)
Represents the aggregate number of class A ordinary shares, nominal value $.01 per share (“Liberty Global class A ordinary shares) of the Registrant and class C ordinary shares, nominal value $.01 per share (“Liberty Global class C ordinary shares,” and together with the Liberty Global class A ordinary shares, the “Liberty Global ordinary shares”) of the Registrant, which may be issued upon the exercise of stock options and stock appreciation rights outstanding under the Liberty Global, Inc. 2005 Incentive Plan (as amended and restated, the “2005 Incentive Plan”), which was assumed by the Registrant in connection with the completion on June 7, 2013 of the transactions contemplated by the Agreement and Plan and Merger, dated as of February 5, 2013, as amended on March 6, 2013 (the “Merger Agreement”), among Liberty Global, Inc., Virgin Media Inc. and the Registrant.

(3)
Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the weighted average exercise price of such outstanding options and stock appreciation rights.

(4)
Represents (a) an aggregate of 1,184,867 Liberty Global class A ordinary shares that may be issued upon the vesting of restricted stock units and performance stock units outstanding under the 2005 Incentive Plan, which were assumed by the Registrant pursuant to the Merger Agreement, and (b) an additional 2,827,817 Liberty Global class A ordinary shares issuable under the 2005 Incentive Plan, which were assumed by the Registrant pursuant to the Merger Agreement.

(5)
Based upon the average of the high and low prices reported for the Series A common stock, par value $0.01 per share, of Liberty Global, Inc. on the Nasdaq Global Select Market on June 6, 2013. The prices of the LGI Series A common stock have been used for these purposes because shares of LGI Series A common stock were converted into Liberty Global class A ordinary shares, on a one-for-one basis, on June 7, 2013 pursuant to the Merger Agreement.

(6)
Represents (a) an aggregate of 1,184,867 Liberty Global class C ordinary shares that may be issued upon the vesting of restricted stock units and performance stock units outstanding under the 2005 Incentive Plan, which were assumed by the Registrant pursuant to the Merger Agreement, and (b) an additional 2,827,816 Liberty Global class A ordinary shares issuable under the 2005 Incentive Plan, which were assumed by the Registrant pursuant to the Merger Agreement.

(7)
Based upon the average of the high and low prices reported for the Series C common stock, par value $0.01 per share, of Liberty Global, Inc. on the Nasdaq Global Select Market on June 6, 2013. The prices of the LGI Series C common stock have been used for these purposes because shares of LGI Series C common stock were converted into Liberty Global class C ordinary shares, on a one-for-one basis, on June 7, 2013 pursuant to the Merger Agreement.

(8)
Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00013640. Pursuant to Rule 457(p) under the Securities Act, the Registrant hereby offsets the entire registration fee required in connection with this Registration Statement of $134,672.26, which was paid by the Registrant on March 6, 2013, in connection with its Registration Statement on Form S-4 (Registration No. 333-187100) filed with the SEC on March 7, 2013. The registration fee so paid by the Registrant, in the aggregate amount of $3,550,625.31, applied to the registration of the issuance of an aggregate of 222,171,374 shares of Liberty Global class A ordinary shares, 10,181,336 Liberty Global class B ordinary shares and 167,544,125 Liberty Global class C ordinary shares pursuant to the Merger Agreement, which shares are in excess of those used to effect the conversion of outstanding shares of Liberty Global common stock and Virgin Media common stock into Liberty Global ordinary shares pursuant to the Merger Agreement.

EXPLANATORY NOTE
As a result of the completion on June 7, 2013 of the transactions contemplated by the Agreement and Plan and Merger, dated as of February 5, 2013, as amended on March 6, 2013 (the “Merger Agreement”), among Liberty Global, Inc. (“LGI”), Virgin Media Inc. (“Virgin Media”) and Liberty Global plc (formerly known as Liberty Global Corporation Limited, the “Registrant” or the “Company”), LGI and Virgin Media became wholly-owned subsidiaries of the Registrant, and the stockholders of LGI and Virgin Media became shareholders of the Registrant.
This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of class A ordinary shares, nominal value $0.01 per share, of the Registrant, and class C ordinary shares, nominal value $0.01 per share, of the Registrant, in each case, to be offered and sold under the Liberty Global, Inc. 2005 Incentive Plan (as Amended and Restated Effective June 7, 2013) (the “2005 Incentive Plan”).
INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS
Note: The document(s) containing the information specified by Part I of this Registration Statement have been or will be sent or given to participants in the 2005 Incentive Plan as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC” or the “Commission”) under the Securities Act. Such documents are not required to be filed with the SEC but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The following documents previously filed with the Commission by the Registrant and LGI under the federal securities laws are incorporated herein by reference:
(a)LGI’s Annual report on Form 10-K/A for the fiscal year ended December 31, 2012, filed with the Commission on February 2, 2013 and amended on April 25, 2013 (File No. 000-51360).
(b)    LGI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on May 7, 2013 (File No. 000-51360).
(c)    LGI’s Current Reports on Form 8-K, filed with the Commission on January 4, 2013, February 6, 2013 (solely with respect to Item 8.01), February 7, 2013, February 12, 2013 (and the amendment filed on February 27, 2013), March 7, 2013,

March 8, 2013, March 28, 2013, April 4, 2013, April 23, 2013, May 2, 2013, May 15, 2013, May 16, 2013, May 24, 2013 and June 4, 2013 (File No. 000-51360).
(d)    the Registrant’s Current Report on Form 8-K, filed on June 7, 2013.
(e)    The description of the Registrant’s ordinary shares contained in the Registrant’s Registration Statement on Form S-4, as amended (File No. 333-187100), under the heading “Description of New Liberty Global Shares.”
All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.
Any statement contained in this Registration Statement, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any subsequent Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
The Registrant is a public limited company.
The following is only a general summary of certain aspects of English law and our articles of association that are related to the indemnification of directors and officers, and it does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the U.K. Companies Act 2006 and of the Registrant’s articles of association.

English law does not permit a company to exempt any director from any liability arising from negligence, default, breach of duty or breach of trust against the company. However, despite this prohibition, an English company is permitted to purchase and maintain insurance for a director or executive officer of the company against any such liability. Shareholders can ratify by ordinary resolution a director’s or certain officer’s conduct amounting to negligence, default, breach of duty or breach of trust in relation to the company. Sections 205, 206 and Chapter 7 of Part 10 of the U.K. Companies Act 2006 contain provisions protecting directors from liability.
All statutory references in this Item 6 are to the U.K. Companies Act 2006.
Section 205 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by him in relation to the company or an associated company, or in connection with any application for relief under Section 661(3) or (4) (relief in case of acquisition of shares by innocent nominee) or Section 1157 (relief in case of honest and reasonable conduct). The terms on which such loan or other assistance is given must include a requirement that the loan be repaid or the liability discharged if the director is convicted, judgment is given against him or the court refuses to grant the relief on the application.
Section 206 provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any investigation by a regulatory authority or against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust in relation to the company or an associated company.
Section 232(1) makes void any provision that purports to exempt a director from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust by him or her in relation to the company.
Section 232(2) makes similar provisions in respect of indemnities provided for a director, subject to three permitted types of indemnity, each discussed more fully below:

(a)	liability insurance within Section 233;

(b)	qualifying third-party indemnity provisions falling within Section 234; and

(c)	qualifying pension scheme indemnity provisions within Section 235.
Section 233 permits liability insurance, commonly known as directors’ and officers’ liability insurance, purchased and maintained by a company for a director of the company or of an associated company against liability for negligence, default, breach of duty or breach of trust in relation to the company or any associated company.
Section 234 allows for a company to provide an indemnity against liability incurred by a director to someone other than the company or an associated company. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal or civil proceedings or application for relief under Section 661 (relief in case of acquisition of shares by innocent nominee) or Section 1157 (general power of court to grant relief in case of honest and reasonable conduct).
Section 235 allows a company to provide an indemnity against liability incurred by a director that is a trustee of an occupational pension scheme in connection with the company’s activities as trustee of the scheme. Such an indemnity does not permit indemnification against liability to pay criminal fines or civil penalties to a regulatory authority or the costs of an unsuccessful defense of criminal or civil proceedings.
Any indemnity provided under Section 234 or Section 235 must be disclosed in the company’s annual report in accordance with Section 236, copies of such indemnification provisions made available for inspection in accordance with Section 237 and every member has a right to inspect and request such copies under Section 238.
Conduct of a director amounting to negligence, default, breach of duty or breach of trust in relation to the company can be ratified, in accordance with Section 239, by a resolution of the members of the company, disregarding the votes of the director (if a member) and any connected member.
Under the Company’s articles of association, subject to the provisions of the U.K. Companies Act 2006, the Company may, broadly, (i) indemnify to any extent any person who is or was a director, or a director of any associated company, directly or indirectly against any liability incurred by him whether in connection with negligence, default, breach of duty or breach of trust or otherwise by him or her in relation to the Company or any associated company, or in connection with that company’s activities as a trustee of an occupational pension scheme and (ii) purchase and maintain insurance for any person who is or was a director, or a director of an associated company, against any loss or liability or any expenditure he or she may incur, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company.
The Company enters into deeds of indemnity with directors, executive officers and certain other officers and employees (including directors, officers and employees of subsidiaries and other affiliates). These deeds of indemnity require that the Company indemnify such persons, to the fullest extent permitted by applicable law, against all losses suffered or incurred by them in the event that they are a party to or involved in any claim arising in connection with their appointment as director, officer, employee, agent or fiduciary of the Company or its subsidiary undertakings or another corporation at the request of the Company.
The Company will arrange appropriate insurance cover in respect of legal action against its directors and consolidated subsidiaries. The Company will also provide protections for its and its consolidated subsidiaries’ directors against personal financial exposure they may incur in their capacity as such. These include qualifying third party indemnity provisions for the benefit of directors of the Company and other such persons, including, where applicable, in their capacity as directors of the Company’s consolidated subsidiaries.

Item 7.    Exemption from Registration Claimed.
Not Applicable.
Item 8.    Exhibits.

Exhibit No.	Description

4.1
Articles of Association of Liberty Global plc, adopted by Special Resolutions passed on May 30, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Current Report on 8-K filed on June 7, 2013 (File No. 001-35961) (the "June 2013 8-K").

4.2	Liberty Global, Inc. 2005 Incentive Plan (as Amended and Restated Effective June 7, 2013) (incorporated by reference to Exhibit 10.2 to the the June 2013 8-K).

5.1	Opinion of Shearman & Sterling LLP regarding the legality of the securities being issued.

23.1	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on page II-9).

Item 9.    Undertakings.
(a)    The Company hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company with the Commission pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the issuer’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado on June 10, 2013. The undersigned is also the duly registered authorized representative in the United States of the Registrant.

LIBERTY GLOBAL PLC

By:	/s/ Bryan H. Hall
Bryan H. Hall Executive Vice President

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bryan H. Hall or Bernard G. Dvorak his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John C. Malone	Chairman of the Board	June 10, 2013
John C. Malone

/s/ Michael T. Fries	President, Chief Executive Officer and Director	June 10, 2013
Michael T. Fries

/s/ John P. Cole	Director	June 10, 2013
John P. Cole

/s/ Miranda Curtis	Director	June 10, 2013
Miranda Curtis

/s/ John W. Dick	Director	June 10, 2013
John W. Dick

/s/ Paul A. Gould	Director	June 10, 2013
Paul A. Gould

/s/ Richard R. Green	Director	June 10, 2013
Richard R. Green

/s/ David E. Rapley	Director	June 10, 2013
David E. Rapley

/s/ Larry E. Romrell	Director	June 10, 2013
Larry E. Romrell

Name	Title	Date

/s/ J.C. Sparkman	Director	June 10, 2013
J.C. Sparkman

/s/ J. David Wargo	Director	June 10, 2013
J. David Wargo

	Director	June 10, 2013
Andrew J. Cole

/s/ Charles H. R. Bracken	Executive Vice President and Co-Chief Financial	June 10, 2013
Charles H. R. Bracken	Officer (Principal Financial Officer)

/s/ Bernard G. Dvorak	Executive Vice President and Co-Chief Financial	June 10, 2013
Bernard G. Dvorak	Officer (Principal Accounting Officer)

Exhibit Index

Exhibit No.	Description

4.1
Articles of Association of Liberty Global plc, adopted by Special Resolutions passed on May 30, 2013 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Current Report on 8-K filed on June 7, 2013 (File No. 001-35961) (the "June 2013 8-K").

4.2	Liberty Global, Inc. 2005 Incentive Plan (as Amended and Restated Effective June 7, 2013) (incorporated by reference to Exhibit 10.2 to the June 2013 8-K).

5.1	Opinion of Shearman & Sterling LLP regarding the legality of the securities being issued.

23.1	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (included on page II-9).